EXHIBIT 99

[LOGO APPEARS HERE]Hershey Foods NEWS

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Corporate Communications--Hershey Foods Corporation--100 Crystal A Drive--
Hershey, PA  17033
                E-Mail: pr@hersheys.com--http://www.hersheys.com
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                   HERSHEY ANNOUNCES VALUE-ENHANCING STRATEGY



HERSHEY, Pa., October 24, 2001 -- Hershey Foods Corporation (NYSE:HSY) today will announce initiatives to enhance the future operating performance of the Company. To support these initiatives, it will record business realignment charges totaling $275 million pretax, or $1.24 per share-diluted, in the fourth quarter of 2001 and in 2002.

The charges will include restructuring charges of $218 million or $.99 per share-diluted and operating charges of $57 million or $.25 per share-diluted. $1.08 per share-diluted is expected to be recorded in the fourth quarter of 2001 and $.16 per share-diluted is expected to be recorded in 2002.

These business realignment initiatives will generate ongoing annual savings of $60-$65 million when fully implemented. The savings will be reinvested to create enhanced marketing and selling capabilities. Cash flows for the business will immediately increase as a result of these initiatives.

The restructuring charges will include costs related to the elimination of certain non-strategic brands, the elimination of underutilized capacity through the closure of three manufacturing facilities and one distribution center, realignment of the sales organization, a voluntary workforce reduction program, and outsourcing the production of cocoa powder. The operating charges will include costs related to selling off and reducing raw material inventories, principally cocoa beans, no longer required to support operations and write-downs of inventory related to products to be discontinued.

In announcing the new initiatives, Richard H. Lenny, President and Chief Executive Officer, Hershey Foods Corporation, said, "Hershey is a great company with immense strengths and an enviable track record. Our strategy both builds on these strengths and capitalizes on significant growth opportunities across Hershey's business system. The result will be consistent delivery of superior financial performance that rewards shareholders over the long term."

Management will discuss the new value-enhancing strategies during a conference call, also available by web cast, beginning at 10:00 a.m. today. Please go to the Investor Relations Section of the Web site (http://www.hersheys.com) for further details.

SAFE HARBOR STATEMENT
This release contains statements which are forward looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; market demand for new and existing products; the Company's ability to implement improvements to and reduce costs associated with the Company's distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; the Company's ability to sell certain assets at targeted values; and changes in raw material and other costs, as discussed in the Company's Annual Report on Form 10-K for 2000.


Contact:  Christine M. Dugan:  717-534-7631
Financial Contact:  James A. Edris:  717-534-7556

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